MASON, GRIFFIN & PIERSON
                           A Professional Corporation

                                 EXHIBIT 10.115

April 29, 2005

Via E-Mail and Regular U.S. Mail


Dr. Bogdan Castle Maglich,  Chairman and CEO
HiEnergy Technologies,  Inc.
1601-B Alton Parkway
Irvine, CA  92606

            Re:   Isaac Yeffet v. HiEnergy Technologies, Inc.

Dear Dr. Maglich:

      Confirming our telephone discussions of earlier this week, Mason, Griffin & Pierson would be pleased to represent HiEnergy Technologies, Inc. in defense of the claims of Isaac Yeffet pending herein the State of New Jersey. It is my understanding that there is an ongoing arbitration proceeding in which it is proposed that Mason, Griffin & Pierson be substituted in the place and stead of Pellettieri, Rabstein & Altman law firm. The Rules of Ethics governing the practice of law in New Jersey require that we provide the following retainer letter to our client. This letter serves to confirm this firm's fees and billing practices and is to confirm your agreement to pay for the legal services that will be provided.

      In the interest of both the firm and your company, Mason, Griffin & Pierson maintains records with regard to the time which we expend on your behalf. In recording that time, we take into consideration the total time involved providing the service which, by necessity, would include preparation time for the service provided.

      Mason, Griffin & Pierson is to be compensated for its legal services on an hourly rate basis, plus reimbursed for direct out-of-pocket costs. Partner's rates for services involved in matters in litigation or alternative dispute resolution are at $325 per hour and for associates $250per hour and paralegal services at the rate of $75 per hour, for which the firm requires receipt of a $20,000 retainer to guarantee against said billing. The "costs" and/or disbursements for which we will be reimbursed, typically include but are not limited to court filing fees, court reporter charges, the fees of technical or expert witnesses, computerized research, overnight or express mailing as well as long distance telephone charges, photocopying and travel.

                            MASON, GRIFFIN & PIERSON
                           A Professional Corporation

      The firm's billing statements generally will be prepared and mailed on a monthly basis immediately following the month in which services are rendered and disbursements are made. We expect prompt payment, and in no event later than thirty (30) days from the date of the statement. We are confident that you will make every effort to pay us promptly. Occasionally, however, a client has difficulty in making timely payments. To avoid burdening those clients who pay their statements promptly with higher fees reflecting the added costs we incur as a result of clients who are delinquent, a monthly service charge of 1.5% may be added for late payments. This charge is assessed on amounts which remain unpaid for more than thirty (30) days from the date the bill was rendered. In no event will the service charge be greater than that permitted by applicable law. In the unlikely event that we are required to institute legal proceedings to collect fees and costs and prevail in such an action, we will be entitled to a reasonable attorneys' fee and other costs of collection. In addition to any other actions available to us, we also reserve the right to discontinue legal representation on a delinquent account. Naturally, we do not expect that any such problems will arise between us.

      With respect to file retention, it is the firm's practice to maintain client files for a period of seven (7) years following the conclusion of a matter. Estate files will generally be maintained for a longer period of time until they are no longer needed. Should you desire to preserve your file, please make arrangements to obtain the file prior to its destruction.

      Finally, as your counsel, communications between you and the attorneys of this firm are privileged. I have enclosed herewith a copy of our firm's privacy policy. Please feel free to contact me should you have any questions relative to same.

      We look forward to working with you on this matter. Please sign below where indicated to acknowledge your understand and agreement to the terms of our representation and return your signed letter to me in the enclosed envelope. A copy of this letter is enclosed for your records.

                                                     Very truly yours,

                                                  MASON, GRIFFIN & PIERSON, P.C.


                                                  By: /c/ Charles F. Harris
                                                      --------------------------



      I consent to your firm's representation on the terms and conditions set forth in this letter.

      Dated:  5/2/05                                  /c/ Bogdan C. Maglich
                                                      --------------------------